Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD 2023 EARNINGS

Reno, Nevada, October 18, 2023 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced earnings during the third quarter of 2023 of $8.0 million or $1.36 per share, an increase of $742 thousand from $7.2 million or $1.24 per share during the third quarter of 2022. Diluted earnings per share increased to $1.34 per share during the three months ended September 30, 2023 up from $1.23 per share during the quarter ended September 30, 2022.

For the nine months ended September 30, 2023, the Company reported net income of $22.3 million or $3.80 per share, an increase of $3.6 million from $18.6 million or $3.19 per share earned during the nine months ended September 30, 2022. Earnings per diluted share increased to $3.75 during the nine months ended September 30, 2023 up $0.60 from $3.15 during the first nine months of 2022. Earnings during 2023 set a record for any nine month period ending September 30th in the Company’s history. In addition, earnings for the third quarter exceeded earnings for any quarter in the Company’s history.

Return on average assets was 2.00% during the current quarter, up from 1.72% during the third quarter of 2022. Return on average equity increased to 24.4% for the three months ended September 30, 2023, up from 23.7% during the third quarter of 2022. Return on average assets was 1.88% during the nine months ended September 30, 2023, up from 1.52% during the same period in 2022. Return on average equity increased to 23.3% for the nine months ended September 30, 2023, up from 20.1% during the nine months ended September 30, 2022.

Balance Sheet Highlights

September 30, 2023 compared to September 30, 2022

●	Gross loans increased by $101 million, or 12%, to $959 million.
●	Investment securities increased by $55 million to $438 million.
●	Total equity increased by $13.0 million, or 12%, to $119 million.

President’s Comments

“We are pleased that Plumas Bancorp has been included in Raymond James’ equity research with a very strong initial report,” Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank, announced. “Additionally, Plumas Bancorp was included on the Russell 2000 and was the recipient of a variety of regional and national awards such as the Raymond James Community Bankers Cup and D.A. Davidson’s Bison Select list. While many banks are experiencing significant increases in funding costs resulting in declining margins, Plumas bank’s margins have continued to increase over the last several quarters and we continue to achieve record earnings. We attribute much of this to our exceptionally strong core deposit base resulting in funding costs significantly lower than most peer institutions.”

“Recently, due to several contributing factors, we elected to discontinue our dealer loan program. Long-term challenges related to the current higher rate environment, increasing regulatory compliance requirements, the necessary replacement of technology support systems, and increasing expenses outweighed the benefits of this unique, short duration credit portfolio. We have reassigned personnel where possible and will redirect cash flows from this portfolio to lower-risk investments and more profitable lending opportunities. This closure is isolated to our dealer loan program,” Ryback stated.

“With continued investments in client-servicing technology and institutional efficiencies Plumas Bank is Here. FOR GOOD.,” concluded Ryback.

Loans, Deposits, Investments and Cash

Gross loans increased by $101 million, or 12%, from $858 million at September 30, 2022, to $959 million at September 30, 2023. Increases in loans included, $72 million in commercial real estate loans, $14 million in automobile loans, $6 million in agricultural loans, $4 million in commercial loans, $3 million in equity lines of credit, $3 million in construction loans and $2 million in other loans; these items were partially offset by a decrease of $3 million in residential real estate loans.

On September 30, 2023, approximately 77% of the Company's loan portfolio was comprised of variable rate loans. The rates of interest charged on variable rate loans are set at specific increments in relation to the Company's lending rate or other indexes such as the published prime interest rate or U.S. Treasury rates and vary with changes in these indexes. The frequency at which variable rate loans reprice can vary from one day to several years. The largest portion of variable rate loans are variable rate commercial real estate loans which predominantly reprice every five years and are indexed to the 5 year Treasury. Loans indexed to the prime interest rate were approximately 21% of the Company’s loan portfolio; these loans reprice within one day to three months of a change in the prime rate.

Total deposits decreased by $109 million to $1.4 billion at September 30, 2023. The decrease in deposits includes decreases of $59 million in demand deposits, $57 million in savings, and $28 million in money market accounts deposits. Partially offsetting these decreases was an increase in time deposit of $35 million. We attribute much of the decrease to the current interest rate environment as we have seen some deposits leave for higher rates and some customers reluctant to borrow to fund operating expense and instead have drawn down their excess deposit balances. Beginning in April 2023 we began offering a time deposit promotion offering 7-month and 11-month time deposits at an interest rate of 4%. We discontinued this promotion, which generated $46 million in deposits, on June 30, 2023. At September 30, 2023, 53% of the Company’s deposits were in the form of non-interest bearing demand deposits. The Company has no brokered deposits.

Total investment securities increased by $55 million from $383 million at September 30, 2022, to $438 million at September 30, 2023. The Bank’s investment security portfolio consists of debt securities issued by the US Government, US Government agencies, US Government sponsored agencies and municipalities. All investment securities are classified as available for sale. The unrealized loss on investment securities increased from $62 million at September 30, 2022 to $76 million at September 30, 2023. Cash and due from banks decreased by $243 million from $334 million at September 30, 2022, to $91 million at September 30, 2023.

Asset Quality and CECL

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at September 30, 2023 were $4.8 million, up from $1.9 million at September 30, 2022. Nonperforming assets as a percentage of total assets increased to 0.31% at September 30, 2023 up from 0.11% at September 30, 2022. OREO increased by $71 thousand from $369 thousand at September 30, 2022 to $440 thousand at September 30, 2023. Nonperforming loans were $4.3 million at September 30, 2023 and $1.5 million at September 30, 2022. Much of the increase in nonperforming loans was loans to walnut growers. Walnuts prices have declined significantly from 2022 levels. Nonperforming loans as a percentage of total loans increased to 0.45% at September 30, 2023, up from 0.17% at September 30, 2022.

Upon adoption of CECL we recorded an increase in the allowance for credit losses of $529,000 and an increase in the reserve for unfunded commitments of $258,000. The decline in equity, net of tax, related to these two adjustments totaled $554,000. During the nine months ended September 30, 2023 we recorded a provision for credit losses of $2,675,000 consisting of a provision for loan losses of $2,425,000 and an increase in the reserve for unfunded commitments of $250,000. The increase in the reserves was principally related to an increase in qualitative reserves related to the continuation of increases in market interest rates. During early October two collateral dependent loans to one borrower paid off in full. This resulted in a reduction in the specific reserves on these loans of $791,000 and a negative provision during the current quarter of $200,000. These two loans totaling $1.8 million were included in nonperforming loans at September 30, 2023. As time progresses the results of economic conditions will require CECL model assumption inputs to change and further refinements to the estimation process may also be identified.

Net charge-offs totaled $724,000 and $432,000 during the nine months ended September 30, 2023 and 2022, respectively. The allowance for credit losses totaled $13.7 million at September 30, 2023 and $10.9 million at September 30, 2022. The allowance for credit losses as a percentage of total loans increased from 1.27% at September 30, 2022 to 1.42% at September 30, 2023.

The following tables present the activity in the allowance for credit losses and the reserve for unfunded commitments during the nine months ended September 30, 2023 and 2022 (in thousands).

Allowance for Credit Losses	September 30, 2023	September 30, 2022
Balance, beginning of period	$10,717	$10,352
Impact of CECL adoption	529	-
Provision charged to operations	2,425	1,000
Losses charged to allowance	(1,252)	(855)
Recoveries	528	423
Balance, end of period	$12,947	$10,920

Reserve for Unfunded Commitments	September 30, 2023	September 30, 2022
Balance, beginning of period	$341	$341
Impact of CECL adoption	258	-
Provision charged to operations	250	-
Balance, end of period	$849	$341

Shareholders’ Equity

Total shareholders’ equity increased by $13.5 million from $106.4 million at September 30, 2022, to $119.9 million at September 30, 2023. The $13.5 million includes earnings during the twelve-month period totaling $30.1 million and stock option and restricted stock activity totaling $656,000. These items were partially offset by the payment of cash dividends totaling $5.3 million, an increase in accumulated other comprehensive loss of $11.4 million and the adjustment recorded on the adoption of CECL, net of tax, of $554,000.

Liquidity

The Company manages its liquidity to provide the ability to generate funds to support asset growth, meet deposit withdrawals (both anticipated and unanticipated), fund customers' borrowing needs and satisfy maturity of short-term borrowings. The Company’s liquidity needs are managed using assets or liabilities, or both. On the asset side, in addition to cash and due from banks, the Company maintains an investment portfolio which includes unpledged U.S. Government-sponsored agency securities that are classified as available-for-sale. On the liability side, liquidity needs are managed by offering competitive rates on deposit products and the use of established lines of credit.

The Company is a member of the FHLB and can borrow up to $227 million from the FHLB secured by commercial and residential mortgage loans with carrying values totaling $412 million. The Company is also eligible to participate in the Bank Term Funding Program (BTFP). The Federal Reserve Board, on March 12, 2023, announced the creation of a new Bank Term Funding Program. The BTFP offers loans of up to one year in length to banks, savings associations, credit unions, and other eligible depository institutions pledging U.S. Treasuries, agency debt and mortgage-backed securities, and other qualifying assets as collateral. These assets will be valued at par.The Company has pledged as collateral under the BTFP securities with a par value of $94 million at September 30, 2023. In addition to its FHLB borrowing line and the BTFP, the Company has unsecured short-term borrowing agreements with two of its correspondent banks in the amounts of $50 million and $20 million. There were no outstanding borrowings to the FHLB, FRB or the correspondent banks at September 30, 2023 and September 30, 2022.

The Company estimates that it has approximately $478 million in uninsured deposits. Of this amount, $94 million represents deposits that are collateralized such as deposits of states, municipalities and tribal accounts.

Management believes that the Company’s available sources of funds, including borrowings, will provide adequate liquidity for its operations for the foreseeable future.

Net Interest Income and Net Interest Margin

Net interest income was $17.7 million for the three months ended September 30, 2023, an increase of $2.0 million from the same period in 2022. The increase in net interest income includes an increase of $3.0 million in interest income partially offset by an increase of $1.0 million in interest expense. Interest and fees on loans, including loans held for sale, increased by $2.6 million related to growth in the loan portfolio and an increase in yield on the portfolio. Net loan fees/costs declined from net fees of $50,000 during the 2022 quarter to net costs of $346,000 during the three months ended September 30, 2023. This decline is mostly related to a decline in fees earned on PPP loans.

Including loans held for sale, average loan balances increased by $77 million, while the average yield on these loans increased by 65 basis points from 5.35% during the third quarter of 2022 to 6.00% during the current quarter. The increase in loan yield includes the effect of an increase in market rates during 2023 partially offset by a decline in PPP fee income as described above. The average prime interest rate increased from 5.35% during the third quarter of 2022 to 8.43% during the current quarter.

Interest on investment securities increased by $1.2 million from the third quarter of 2022, related to an increase in average investment securities of $74 million to $462 million and an increase in yield on the investment portfolio from 2.61% during the third quarter of 2022 to 3.28% during the current quarter. Interest on interest-earning cash balances decreased by $0.8 million related to a decrease in average interest-earning cash balances partially offset by an increase in the rate earned on these balances. The rate paid on interest-earning cash balances increased from 2.29% during the third quarter of 2022 to 5.37% during the current quarter mostly related to an increase in the rate paid on balances held at the Federal Reserve Bank. The average rate paid on Federal Reserve balances was 2.25% during the third quarter of 2022 and 5.33% during the current quarter. Average interest-earning cash balances declined from $306 million during the third quarter of 2022 to $71 million in the current quarter related to a decline in average deposits and increases in loans and investments.

Average interest earning assets during the three months ended September 30, 2023 totaled $1.5 billion, a decrease of $84 million from the same period in 2022. The average yield on interest earning assets increased 105 basis points to 5.12%, up from 4.07% for the same period in 2022. Net interest margin for the three months ended September 30, 2023 increased 77 basis points to 4.77%, up from 4.00% for the same period in 2022.

Net interest income for the nine months ended September 30, 2023 was $52.1 million, an increase of $11.0 million from the $41.1 million earned during the same period in 2022. The increase in net interest income includes an increase of $13.0 million in interest income partially offset by an increase of $2.0 million in interest expense. Interest and fees on loans, including loans held for sale, increased by $6.9 million related to growth in the loan portfolio and an increase in yield on the portfolio. Net loan fees/costs declined from net fees of $561,000 during the 2022 period to net costs of $927,000 during the nine months ended September 30, 2023. This decline is mostly related to a decline in fees earned on PPP loans. The average yield on loans, including loans held for sale, increased by 62 basis points from 5.20% during the first nine months of 2022 to 5.82% during the current period.

Average interest earning assets during the current nine month period totaled $1.5 billion, a decrease of $45 million from the same period in 2022. This decrease in average interest earning assets resulted from a decline in average interest-earning cash balances of $235 million, mostly offset by increases of $68 million in average loan balances and $123 million in average investment securities. The average yield on interest earning assets increased by 128 basis points to 4.96%, related to increases in market rates. Net interest margin for the nine months ended September 30, 2023 increased 110 basis points to 4.70%, up from 3.60% for the same period in 2022.

Non-Interest Income/Expense

Non-interest income decreased by $241,000 to $2.3 million during the current quarter from $2.6 million during the three months ended September 30, 2022. The largest component of this decrease was a decline in gains on sale of SBA loans of $339,000. During the current quarter we sold one loan totaling $370,000. This compares to sales of $10.7 million during the third quarter of 2022. The SBA 7(a) loan product that is salable in the open market is variable rate tied to prime and we have seen a significant decline in interest in this product given the recent increases in the prime rate. While we continue to produce SBA 7(a) loans for sale at a much lower volume, we have started funding fixed rate SBA 7(a) loans which we portfolio. Additionally during the fourth quarter of 2022 and continuing into 2023 we experienced a significant decline in premiums received on the sale of SBA loans; in response during the nine months ended September 30, 2023 we chose to portfolio $4.1 million in salable SBA 7(a) loans which did not meet a minimum premium on sale.

During the nine months ended September 30, 2023, non-interest income totaled $8.4 million, a decrease of $488,000 from $8.9 million during the nine months ended September 30, 2022. The largest component of this decrease was a decline in gain on sale of loans of $2.5 million from $2.7 million during the nine months ended September 30, 2022 to $234,000 during the current period. We did not sell SBA 7(a) loans during the second and third quarters of 2021 resulting in an inventory of loans held for sale of $31.3 million at December 31, 2021. During the nine months ended September 30, 2022 we sold $48.9 million in guaranteed portions of SBA 7(a) loans. This compares to $5.3 million in sales during the current period. Partially offsetting the decline in SBA gains was a gain of $1.7 million on termination of our interest rate swaps during the first quarter of 2023.

During the three months ended September 30, 2023, total non-interest expense increased by $1.2 million from $8.2 million during the third quarter of 2022 to $9.4 million during the current quarter. The largest components of this increase were an increase in salary and benefit expense of $734,000, and an increase in outside service fees of $163,000. The increase in salary and benefit expense primarily relates to an increase in salary expense. Salary expense increased by $453,000 which we attribute primarily to merit and promotional salary increases and termination costs related to our dealer loan program totaling $115,000. In addition, our full time equivalent employee count has increased from 172 at September 30, 2022 to 180 at September 30, 2023. The increase in outside service fees was spread among several different categories, the largest of which was $36,000 in interchange expense. In addition, during August 2023 we fully outsourced our Core processing system. The Core system remains unchanged, but we went from a partially outsourced system to a fully outsourced system.

During the nine months ended September 30, 2023 non-interest expense increased by $3.9 million to $27.8 million. The largest components of this increase were $2.3 million in salary and benefit expenses, $477,000 in occupancy and equipment costs and $408,000 in outside service fees. The largest increases in salary and benefit expense were $1.2 million in salary expense and $941,000 in the deferral of loan origination costs.

Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bancorp’s principal subsidiary is Plumas Bank, which was founded in 1980. Plumas Bank is a full-service community bank headquartered in Quincy, California. The bank operates fifteen branches: thirteen located in the California counties of Butte, Lassen, Modoc, Nevada, Placer, Plumas, Shasta and Sutter and two branches located in Nevada in the counties of Carson City and Washoe. The bank also operates two loan production offices located in Auburn, California and Klamath Falls, Oregon. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

Contact: Jamie Huynh

Investor Relations

Plumas Bancorp

5525 Kietzke Lane Ste. 100

Reno, NV 89511

775.786.0907 x8908

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of September 30,
	2023	2022	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$90,567	$334,124	$(243,557)	(72.9)%
Investment securities	438,265	383,178	55,087	14.4%
Loans, net of allowance for credit losses	948,719	849,703	99,016	11.7%
Loans held for sale	-	434	(434)	(100.0)%
Premises and equipment, net	19,064	18,133	931	5.1%
Bank owned life insurance	16,006	15,910	96	0.6%
Real estate acquired through foreclosure	440	369	71	19.2%
Goodwill	5,502	5,502	-	0.0%
Accrued interest receivable and other assets	54,311	45,718	8,593	18.8%
Total assets	$1,572,874	$1,653,071	$(80,197)	(4.9)%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,402,486	$1,511,196	$(108,710)	(7.2)%
Accrued interest payable and other liabilities	40,463	25,115	15,348	61.1%
Borrowings	10,000	-	10,000	100.0%
Junior subordinated deferrable interest debentures	-	10,310	(10,310)	(100.0)%
Total liabilities	1,452,949	1,546,621	(93,672)	(6.1)%
Common stock	27,896	27,240	656	2.4%
Retained earnings	145,694	121,505	24,189	19.9%
Accumulated other comprehensive loss, net	(53,665)	(42,295)	(11,370)	(26.9)%
Shareholders’ equity	119,925	106,450	13,475	12.7%
Total liabilities and shareholders’ equity	$1,572,874	$1,653,071	$(80,197)	(4.9)%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED SEPTEMBER 30,	2023	2022	Dollar Change	Percentage Change

Interest income	$19,042	$16,005	$3,037	19.0%
Interest expense	1,303	289	1,014	350.9%
Net interest income before provision for credit losses	17,739	15,716	2,023	12.9%
Provision for credit losses	(200)	300	(500)	(166.7)%
Net interest income after provision for credit losses	17,939	15,416	2,523	16.4%
Non-interest income	2,313	2,554	(241)	(9.4)%
Non-interest expense	9,442	8,198	1,244	15.2%
Income before income taxes	10,810	9,772	1,038	10.6%
Provision for income taxes	2,840	2,544	296	11.6%
Net income	$7,970	$7,228	$742	10.3%

Basic earnings per share	$1.36	$1.24	$0.12	9.7%
Diluted earnings per share	$1.34	$1.23	$0.11	8.9%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE NINE MONTHS ENDED SEPTEMBER 30,	2023	2022	Dollar Change	Percentage Change

Interest income	$55,053	$42,037	$13,016	31.0%
Interest expense	2,925	878	2,047	233.1%
Net interest income before provision for credit losses	52,128	41,159	10,969	26.7%
Provision for credit losses	2,675	1,000	1,675	167.5%
Net interest income after provision for credit losses	49,453	40,159	9,294	23.1%
Non-interest income	8,380	8,868	(488)	(5.5)%
Non-interest expense	27,764	23,904	3,860	16.1%
Income before income taxes	30,069	25,123	4,946	19.7%
Provision for income taxes	7,814	6,497	1,317	20.3%
Net income	$22,255	$18,626	$3,629	19.5%

Basic earnings per share	$3.80	$3.19	$0.61	19.1%
Diluted earnings per share	$3.75	$3.15	$0.60	19.0%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2023	6/30/2023	9/30/2022	9/30/2023	9/30/2022
EARNINGS PER SHARE
Basic earnings per share	$1.36	$1.14	$1.24	$3.80	$3.19
Diluted earnings per share	$1.34	$1.12	$1.23	$3.75	$3.15
Weighted average shares outstanding	5,866	5,862	5,845	5,861	5,837
Weighted average diluted shares outstanding	5,932	5,929	5,895	5,932	5,911
Cash dividends paid per share [1]	$0.25	$0.25	$0.16	$0.75	$0.48

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	2.00%	1.70%	1.72%	1.88%	1.52%
Return on average equity	24.4%	20.5%	23.7%	23.3%	20.1%
Yield on earning assets	5.12%	4.96%	4.07%	4.96%	3.68%
Rate paid on interest-bearing liabilities	0.73%	0.56%	0.15%	0.55%	0.16%
Net interest margin	4.77%	4.69%	4.00%	4.70%	3.60%
Noninterest income to average assets	0.58%	0.55%	0.61%	0.71%	0.72%
Noninterest expense to average assets	2.37%	2.32%	1.96%	2.34%	1.95%
Efficiency ratio [2]	47.1%	46.9%	44.9%	45.9%	47.8%

	9/30/2023	6/30/2023	9/30/2022	12/31/2022	12/31/2021
CREDIT QUALITY RATIOS AND DATA
Allowance for loan losses	$12,947	$13,385	$10,920	$10,717	$10,352
Allowance for loan losses as a percentage of total loans	1.35%	1.43%	1.27%	1.18%	1.23%
Allowance for loan losses as a percentage of total loans -
excluding PPP loans	1.35%	1.43%	1.27%	1.18%	1.29%
Nonperforming loans	$4,329	$9,535	$1,485	$1,172	$4,863
Nonperforming assets	$4,813	$9,636	$1,872	$1,190	$5,397
Nonperforming loans as a percentage of total loans	0.45%	1.02%	0.17%	0.13%	0.58%
Nonperforming assets as a percentage of total assets	0.31%	0.61%	0.11%	0.07%	0.33%
Year-to-date net charge-offs	$724	$411	$432	$935	$675
Year-to-date net charge-offs as a percentage of average loans (annualized)	0.10%	0.09%	0.07%	0.11%	0.09%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,868	5,864	5,849	5,850	5,817
Shareholders' equity	$119,925	$128,558	$106,450	$119,004	$134,082
Book value per common share	$20.44	$21.92	$18.20	$20.34	$23.05
Tangible common equity[3]	$113,374	$121,947	$99,651	$112,273	$127,067
Tangible book value per common share[4]	$19.32	$20.80	$17.04	$19.19	$21.84
Tangible common equity to total assets	7.2%	7.8%	6.0%	6.9%	7.9%
Gross loans to deposits	68.6%	67.0%	56.8%	62.6%	58.3%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	10.6%	10.3%	8.9%	9.2%	8.4%
Common Equity Tier 1 Ratio	15.1%	15.0%	14.8%	14.7%	14.4%
Tier 1 Risk-Based Capital Ratio	15.1%	15.0%	14.8%	14.7%	14.4%
Total Risk-Based Capital Ratio	16.3%	16.2%	15.9%	15.7%	15.5%

(1)

The Company paid a quarterly cash dividends of $0.25 per share on February 15, 2023, May 15, 2023 and August 15, 2023 and a quarterly cash dividend of $0.16 per share on February 15, 2022, May 16, 2022, August 15, 2022 and November 15, 2022 and a quarterly cash dividend of 14 cents per share on February 15, 2021, May 17, 2021, August 16, 2021 and November 15, 2021.

(2)	Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
(3)	Tangible common equity is defined as common equity less goodwill and core deposit intangibles.
(4)	Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents for the three-month periods indicated the distribution of consolidated average assets, liabilities and shareholders' equity.

	For the Three Months Ended			For the Three Months Ended
	9/30/2023			9/30/2022
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$943,234	$14,273	6.00%	$863,132	$11,637	5.35%
Loans held for sale	114	3	10.44%	2,814	50	7.05%
Investment securities	337,702	2,888	3.39%	279,342	1,811	2.57%
Non-taxable investment securities (1)	123,877	923	2.96%	108,508	741	2.71%
Interest-bearing deposits	70,545	955	5.37%	305,526	1,766	2.29%
Total interest-earning assets	1,475,472	19,042	5.12%	1,559,322	16,005	4.07%
Cash and due from banks	27,049			32,934
Other assets	77,221			70,665
Total assets	$1,579,742			$1,662,921

Interest-bearing liabilities:
Money market deposits	224,128	391	0.69%	251,427	55	0.09%
Savings deposits	365,869	199	0.22%	410,496	89	0.09%
Time deposits	91,290	590	2.56%	58,179	39	0.27%
Total deposits	681,287	1,180	0.69%	720,102	183	0.10%
Borrowings	10,000	114	4.52%	-	-	-%
Junior subordinated debentures	-	-	-%	10,310	89	3.42%
Other interest-bearing liabilities	19,300	9	0.19%	10,842	17	0.62%
Total interest-bearing liabilities	710,587	1,303	0.73%	741,254	289	0.15%
Non-interest-bearing deposits	719,725			789,218
Other liabilities	20,012			11,635
Shareholders' equity	129,418			120,814
Total liabilities & equity	$1,579,742			$1,662,921
Cost of funding interest-earning assets (4)			0.35%			0.07%
		$17,739	4.77%		$15,716	4.00%
Net interest income and margin (5)

(1)	Not computed on a tax-equivalent basis.
(2)	Average nonaccrual loan balances of $3.4 million for 2023 and $1.6 million for 2022 are included in average loan balances for computational purposes.
(3)	Net (cost) fees included in loan interest income for the three-month periods ended September 30, 2023 and 2022 were ($346) thousand and $50 thousand, respectively.
(4)	Total annualized interest expense divided by the average balance of total earning assets.
(5)	Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents for the nine-month periods indicated the distribution of consolidated average assets, liabilities and shareholders' equity.

	For the Nine Months Ended			For the Nine Months Ended
	9/30/2023			9/30/2022
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$925,436	$40,314	5.82%	$847,043	$32,933	5.20%
Loans held for sale	712	49	9.20%	11,307	485	5.73%
Investment securities	343,868	8,641	3.36%	244,380	4,124	2.26%
Non-taxable investment securities (1)	124,879	2,763	2.96%	101,344	1,900	2.51%
Interest-bearing deposits	88,819	3,286	4.95%	324,172	2,595	1.07%
Total interest-earning assets	1,483,714	55,053	4.96%	1,528,246	42,037	3.68%
Cash and due from banks	25,943			45,329
Other assets	75,771			66,667
Total assets	$1,585,428			$1,640,242

Interest-bearing liabilities:
Money market deposits	229,914	945	0.55%	256,337	178	0.09%
Savings deposits	383,790	607	0.21%	397,445	256	0.09%
Time deposits	69,256	959	1.85%	61,405	127	0.28%
Total deposits	682,960	2,511	0.49%	715,187	561	0.10%
Borrowings	7,143	255	4.77%	-	-	-%
Junior subordinated debentures	3,033	141	6.22%	10,310	267	3.46%
Other interest-bearing liabilities	18,230	18	0.13%	11,601	50	0.58%
Total interest-bearing liabilities	711,366	2,925	0.55%	737,098	878	0.16%
Non-interest-bearing deposits	729,044			767,181
Other liabilities	17,293			11,824
Shareholders' equity	127,725			124,139
Total liabilities & equity	$1,585,428			$1,640,242
Cost of funding interest-earning assets (4)			0.26%			0.08%
		$52,128	4.70%		$41,159	3.60%

(1)	Not computed on a tax-equivalent basis.
(2)	Average nonaccrual loan balances of $3.1 million for 2023 and $3.3 million for 2022 are included in average loan balances for computational purposes.
(3)	Net (costs) fees included in loan interest income for the nine-month periods ended September 30, 2023 and 2022 were ($927) thousand and $561 thousand, respectively.
(4)	Total annualized interest expense divided by the average balance of total earning assets.
(5)	Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents the components of non-interest income for the three-month periods ended September 30, 2023 and 2022.

	For the Three Months Ended
	September 30,
	2023	2022	Dollar Change	Percentage Change
Interchange income	$919	$864	$55	6.4%
Service charges on deposit accounts	737	666	71	10.7%
Loan servicing fees	210	220	(10)	(4.5)%
Earnings on life insurance policies	108	99	9	9.1%
Gain on sale of loans, net	14	353	(339)	(96.0)%
Other	325	352	(27)	(7.7)%
Total non-interest income	$2,313	$2,554	$(241)	(9.4)%

The following table presents the components of non-interest expense for the three-month periods ended September 30, 2023 and 2022.

	For the Three Months Ended
	September 30,
	2023	2022	Dollar Change	Percentage Change
Salaries and employee benefits	$5,114	$4,380	$734	16.8%
Occupancy and equipment	1,352	1,220	132	10.8%
Outside service fees	1,170	1,007	163	16.2%
Advertising and shareholder relations	233	194	39	20.1%
Professional fees	228	314	(86)	(27.4)%
Armored car and courier	211	183	28	15.3%
Telephone and data communication	203	190	13	6.8%
Deposit insurance	182	48	134	279.2%
Director compensation and expense	165	154	11	7.1%
Business development	152	130	22	16.9%
Loan collection expenses	91	56	35	62.5%
Amortization of core deposit intangible	60	72	(12)	(16.7)%
Other	281	250	31	12.4%
Total non-interest expense	$9,442	$8,198	$1,244	15.2%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents the components of non-interest income for the nine-month periods ended September 30, 2023 and 2022.

	For the Nine Months Ended
	September 30,
	2023	2022	Dollar Change	Percentage Change
Interchange income	2,458	2,478	(20)	(0.8)%
Service charges on deposit accounts	2,051	1,835	216	11.8%
Gain on termination of swaps	$1,707	$-	$1,707	100.0%
Loan servicing fees	686	642	44	6.9%
Gain on sale of loans, net	234	2,688	(2,454)	(91.3)%
Earnings on life insurance policies	313	281	32	11.4%
Other	931	944	(13)	(1.4)%
Total non-interest income	$8,380	$8,868	$(488)	(5.5)%

The following table presents the components of non-interest expense for the nine-month periods ended September 30, 2023 and 2022.

	For the Nine Months Ended
	September 30,
	2023	2022	Dollar Change	Percentage Change
Salaries and employee benefits	$15,047	$12,700	$2,347	18.5%
Occupancy and equipment	3,945	3,468	477	13.8%
Outside service fees	3,345	2,937	408	13.9%
Professional fees	854	930	(76)	(8.2)%
Advertising and shareholder relations	693	496	197	39.7%
Telephone and data communication	606	572	34	5.9%
Director compensation and expense	603	429	174	40.6%
Armored car and courier	558	498	60	12.0%
Deposit insurance	552	420	132	31.4%
Business development	457	372	85	22.8%
Loan collection expenses	308	199	109	54.8%
Amortization of core deposit intangible	180	216	(36)	(16.7)%
Other	616	667	(51)	(7.6)%
Total non-interest expense	$27,764	$23,904	$3,860	16.1%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table shows the distribution of loans by type at September 30, 2023 and 2022.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	9/30/2023	9/30/2023	9/30/2022	9/30/2022
Commercial	$76,719	8.0%	$73,227	8.5%
Agricultural	131,242	13.7%	124,894	14.6%
Real estate – residential	12,457	1.3%	15,999	1.9%
Real estate – commercial	530,023	55.3%	457,624	53.3%
Real estate – construction & land	58,901	6.1%	55,511	6.5%
Equity Lines of Credit	37,650	3.9%	34,568	4.0%
Auto	105,584	11.0%	91,425	10.7%
Other	6,056	0.7%	4,728	0.5%
Total Gross Loans	$958,632	100%	$857,976	100%

The following table shows the distribution of Commercial Real Estate loans at September 30, 2023 and 2022.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	9/30/2023	9/30/2023	9/30/2022	9/30/2022
Owner occupied	$180,908	34.1%	$174,310	38.1%
Investor	349,115	65.9%	283,314	61.9%
Total real estate - commercial	$530,023	100%	$457,624	100%

The following table shows the distribution of deposits by type at September 30, 2023 and 2022.

		Percent of		Percent of
		Deposits in Each		Deposits in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Deposits	of Period	Total Deposits
	9/30/2023	9/30/2023	9/30/2022	9/30/2022
Non-interest bearing	$736,683	52.5%	$795,880	52.7%
Money Market	217,731	15.5%	245,902	16.3%
Savings	357,765	25.5%	414,039	27.4%
Time	90,307	6.5%	55,375	3.6%
Total Deposits	$1,402,486	100%	$1,511,196	100%